EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For More Information:
David J. Baranko	Andy Mus
Chief Financial Officer	Senior Vice President
Community Capital Bancshares	Marsh Communications LLC
229-446-2201	404-327-7662

Community Capital Bancshares Announces
Delayed 10-K Filing and 2006 Annual Earnings

ALBANY, Ga., April 4, 2007 - Community Capital Bancshares Inc. (Nasdaq: ALBY) today announced a delay in filing its Annual Report on Form 10-K for the year ended December 31, 2006. A delay in the completion of management’s analysis of and adjustments to the loan loss reserve delayed the delivery of completed financial statements to the Company’s independent accountants. We anticipate that our independent accountant’s audit of the company’s financial statements will be completed and our Annual Report on Form 10-K will be filed by April 17, 2007.

The Company today reported net income of $424,000, or $0.14 per fully diluted share, for the twelve months ended December 31, 2006. This compares to $113,000, or $0.04 per fully diluted share, for the comparable period in 2005.  During recent months, reviews of the loan portfolio indicated weaknesses in several large real estate-based loans. Accordingly, additional provisions for loan losses were required, which reduced earnings for the year from the previously reported earnings amount for the nine months ended September 30, 2006.

Total assets at December 31, 2006, were $296.9 million, compared to $309.4 million at December 31, 2005. Under the written agreements between each of the Company’s subsidiary banks and the Office of the Comptroller of the Currency, each of the subsidiary Banks agreed to maintain higher capital to asset ratios. As a result, during the last quarter of 2006, the company reduced its asset size and restricted its asset growth through sales of loan participations and investment securities in order to strengthen each bank’s capital position.

“2006 was a year of transition for our company. We have made changes in our management team and limited our future growth plans in each of our market areas, including Charleston,” said President and CEO John H. Monk Jr. “We feel that these changes, in addition to our increased capital to asset ratio, will position us for steady and profitable growth in the coming years.”

About Community Capital Bancshares
Headquartered in Albany, Georgia, Community Capital Bancshares is the $296 million-asset holding company for Albany Bank & Trust and AB&T National Bank. Albany Bank & Trust has three banking locations in Albany, while AB&T National Bank has offices in Dothan, Ala., and Auburn, Ala. The Company’s common stock is traded on the Nasdaq Capital Market under the symbol “ALBY”. For more information, please visit the Company’s website at www.comcapbancshares.com.

The preceding release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.